Registration No. 333-



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                 Indiana Michigan Power Company
     (Exact name of registrant as specified in its charter)

            Indiana                                35-0410455
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)             Identification No.)

           One Summit Square
          Fort Wayne, Indiana                             46801
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:  (219) 425-2111

                   ARMANDO A. PENA, Treasurer
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
                        1 Riverside Plaza
                      Columbus, Ohio 43215
                         (614) 223-2850
         (Name, address and telephone number, including
                area code, of agent for service)

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett         Dewey Ballantine LLP
425 Lexington Avenue               1301 Avenue of the Americas
New York, NY 10017-3909            New York, NY 10019-6092
Attention:  James M. Cotter        Attention:  E. N. Ellis, IV



Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration
Statement.



     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                 CALCULATION OF REGISTRATION FEE

Title of                      Proposed
Each Class                    Maximum   Proposed
of                            Offering  Maximum
Securities     Amount         Price     Aggregate      Amount of
to be          to be          Per       Offering       Registration
Registered     Registered     Unit*     Price*         Fee


Junior
Subordinated
Debentures     $50,000,000    100%      $50,000,000    $14,750

*Estimated solely for purpose of calculating the registration fee.




     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifi-cally states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



     The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $75,000,000 of Junior Subordinated Debentures of the registrant remaining unsold under Registration Statement No. 333-22171, declared effective February 27, 1997, for which a filing fee of $22,728 was paid.




INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

           SUBJECT TO COMPLETION, DATED APRIL 9, 1998

PROSPECTUS
                          $125,000,000

                 INDIANA MICHIGAN POWER COMPANY

   ______% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                       SERIES B, DUE 2038



     The Junior Subordinated Deferrable Interest Debentures, Series B, Due 2038, will mature on ________, 2038 (the "New Junior Subordinated Debentures"). Interest on the New Junior Subordinated Debentures is payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing June 30, 1998. The New Junior Subordinated Debentures will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemp-tion date at the option of the Company in whole or in part on or after _______ ___, 2003. The New Junior Subordinated Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company, as Depository, and will be available for purchase in denominations of $25 and any integral multiple thereof. See "Description of New Junior Subordinated Debentures" herein.

     Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of December 31, 1997, outstanding Senior Indebtedness of the Company aggregated approximately
$____.

     Application will be made to have the New Junior Subordinated
Debentures listed on the New York Stock Exchange.



     SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION RELE-VANT TO AN INVESTMENT IN THE NEW JUNIOR SUBORDINATED DEBENTURES, INCLUDING THE PERIODS AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE NEW JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                Initial Public      Underwriting     Proceeds to
               Offering Price(1)   Discount(2)(4)   Company(3)(4)

Per New Junior
  Subordinated
  Debenture ......      100.00 %               %               %

    Total ........ $125,000,000     $                $


(1) Plus accrued interest, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

(3) Before deducting expenses payable by the Company, estimated at $______.

(4)  The Underwriting Discount will be    % of the principal amount
     of the New Junior Subordinated Debentures sold to certain institutions. Therefore, to the extent any such sales are made to such institutions, the actual total Underwriting Dis-count will be less than, and the actual total Proceeds to Company will be greater than, the amounts shown in the table above.



          The New Junior Subordinated Debentures are offered severally by the Underwriters, subject to prior sale, when, as and if issued and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the New Junior Subordinated Debentures will be made in New York, New York, on or about ____________, 1998.

Merrill Lynch & Co.

     Morgan Stanley Dean Witter

               Salomon Smith Barney

       The date of this Prospectus is ____________, 1998.




     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW JUNIOR SUBORDINATED DEBENTURES OFFERED HEREBY, INCLUDING BY ENTERING STABILIZING BIDS, PURCHASING NEW SUBORDINATED DEBENTURES TO COVER SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Pros-pectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus does not con-stitute an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.


                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange, where reports and other information concerning the Company may also be inspected.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

     --   The Company's Annual Report on Form 10-K for the year
ended December 31, 1997 and Form 10-K/A dated April 1, 1998.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modi-fied or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modi-fied or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the docu-ments described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G.
C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                        TABLE OF CONTENTS
                                                             Page

Available Information. . . . . . . . . . . . . . . . . . . . .  2
Documents Incorporated by Reference. . . . . . . . . . . . . .  2
Table of Contents. . . . . . . . . . . . . . . . . . . . . . .  3
Investment Considerations. . . . . . . . . . . . . . . . . . .  3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . .  5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  5
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . .  5
Description of New Junior Subordinated Debentures. . . . . . .  6
Certain United States Federal Income Tax Consequences. . . . . 16
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . 20
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . 20

                    INVESTMENT CONSIDERATIONS

     Prospective purchasers of New Junior Subordinated Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

Subordination of New Junior Subordinated Debentures

     Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of December 31, 1997, outstanding Senior Indebtedness of the Company aggregated approximately $954,600,000. There are no terms in the New Junior Subordinated Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the New Junior Subordinated Debentures. See "Description of New Junior Subordinated Debentures--Subordination" herein.

Option to Extend Interest Payment Period

     The Company has the right under the Indenture to extend the interest payment period from time to time on the New Junior Sub-ordinated Debentures to a period not exceeding 20 consecutive quarters and not extending beyond the maturity of the New Junior Subordinated Debentures, and as a consequence, quarterly interest payments on the New Junior Subordinated Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly to the extent permitted by law) during any such extended interest payment period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the extension of an interest payment period on the New Junior Subordinated Debentures is unlikely. Prior to the termination of any such extension period, the Company may further extend the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the New Junior Subordinated Debentures. Upon the termination of any extension period and the payment of all accrued and unpaid interest then due, the Company may select a new extension period, subject to the above requirements. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" herein.

     Should an extended interest payment period occur, holders of the New Junior Subordinated Debentures will continue to accrue income (as original issue discount) for United States federal income tax purposes even though interest is not being paid on a current basis. As a result, a holder will include such interest in gross income for United States federal income tax purposes in ad-vance of the receipt of cash, and will not receive the cash from the Company related to such income if a holder disposes of New Junior Subordinated Debentures prior to the record date for payment of interest. See "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" herein.

Certain Trading Characteristics of the New Junior Subordinated
Debentures

     The New Junior Subordinated Debentures are expected to trade as equity securities on the New York Stock Exchange. Consequently, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the New Junior Subordinated Debentures that is not included in the trading price. For certain tax consequences with respect to such sales, see "Certain United States Federal Income Tax Consequences--Sale, Exchange and Retirement of New Junior Subordinated Debentures" herein.


                           THE COMPANY

     The Company is engaged in the generation, purchase, trans-mission and distribution of electric power to approximately 549,000 customers in northern and eastern Indiana and southwestern Michigan, and in supplying electric power at wholesale to other electric utility companies, rural electric cooperatives and municipalities. Its principal executive offices are located at One Summit Square, Fort Wayne, Indiana 46801 (telephone number:
219-425-2111). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).


                         USE OF PROCEEDS

     The Company proposes to use the net proceeds from the sale of the New Junior Subordinated Debentures to refund directly or indirectly, its currently outstanding debt and/or cumulative preferred stock, and for working capital. The Company's First Mortgage Bonds, Designated Medium Term Notes, 7.80% Series due July 1, 2023 ($20,000,000 principal amount outstanding) may be redeemed after July 1, 1998 at their regular redemption price of 105.85% of the principal amount thereof or pursuant to the maintenance and replacement provisions of its Mortgage and Deed of Trust dated June 1, 1939 or by the use of proceeds of released property or the proceeds of insurance at 100.00% of the principal amount thereof, all plus accrued interest to the date of redemption. The Company's First Mortgage Bonds, 7% due 1998 ($35,000,000 principal amount outstanding) will mature on May 1, 1998.

     The Company estimates that its consolidated construction costs (inclusive of allowance for funds during construction) for 1998 will be approximately $169,000,000. At March 31, 1998, the Company had approximately $110,475,000 of short-term indebtedness outstanding.


               RATIO OF EARNINGS TO FIXED CHARGES

     Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1993 through 1997:

Twelve Months Ended                                     Ratio

December 31, 1993 . . . . . . . . . . . . . . . . . . .  2.06
December 31, 1994 . . . . . . . . . . . . . . . . . . .  2.23
December 31, 1995 . . . . . . . . . . . . . . . . . . .  2.31
December 31, 1996 . . . . . . . . . . . . . . . . . . .  2.62
December 31, 1997 . . . . . . . . . . . . . . . . . . .  2.55

        DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES

     The New Junior Subordinated Debentures will be issued as a new series of Junior Subordinated Debentures under an Indenture, dated as of March 1, 1996, between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as heretofore supplemented and amended and as to be further supplemented (collectively, the "Indenture"). Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

     All Junior Subordinated Deferrable Interest Debentures (including the New Junior Subordinated Debentures) issued and to be issued under the Indenture are herein sometimes referred to as "Junior Subordinated Debentures". Copies of the Indenture, including the form of Supplemental Indenture pursuant to which each series of the New Junior Subordinated Debentures will be issued (the "new Supplemental Indenture") are filed as exhibits to the Registration Statement.

     The following statements include brief summaries of certain provisions of the Indenture under which Junior Subordinated
Debentures have been issued. Such summaries do not purport to be complete and reference is made to the Indenture for complete state-ments of such provisions.

General

     The New Junior Subordinated Debentures will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series.

     The Indenture does not contain any provisions that afford holders of New Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

Principal Amount, Interest and Maturity

     The New Junior Subordinated Debentures will be limited in aggregate principal amount to $125,000,000.

     The New Junior Subordinated Debentures will mature on the date shown on the cover page hereof and will bear interest at the rate per annum shown in the title thereof from the date on which the New Junior Subordinated Debentures are originally issued until the principal amount thereof becomes due and payable. Interest will be payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing June 30, 1998. Interest (other than interest payable on redemption or maturity) will be payable to the persons in whose names the New Junior Subordinated Debentures are registered at the close of business on the relevant regular record dates, which will be one Business Day (as hereinafter defined) prior to the relevant payment dates, except that if the New Junior Subordinated Debentures are no longer represented by a global debenture, the regular record date for such interest installment shall be the close of business on March 15, June 15, September 15 or December 15 (regardless of whether it is a Business Day) next preceding an interest payment date. Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the New Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately pre-ceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the Borough of Manhattan, the City and State of New York are authorized or obli-gated by law to close.

Redemption

     The New Junior Subordinated Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after _______ ____, 2003, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount redeemed together with accrued and unpaid interest to the redemption date.

Option to Extend Interest Payment Period

     The Company shall have the right at any time during the term of the New Junior Subordinated Debentures from time to time to extend the interest payment period of the New Junior Subordinated Debentures for up to 20 consecutive quarters (the "Extension Period"), at the end of which Extension Period the Company shall pay all interest accrued and unpaid thereon (together with interest thereon compounded quarterly at the rate specified for the New Junior Subordinated Debentures to the extent permitted by applic-able law); provided that during any such Extension Period, the Company shall not declare or pay any dividend on, or purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, pro-vided that such Extension Period together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the New Junior Subordi-nated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the holders of the New Junior Subordinated Debentures notice of its selection of such Extension Period at least 10 Business Days prior to the earlier of (i) the next interest payment date or (ii) the date the Company is required to give notice to holders of the New Junior Subordinated Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organiza-
tion) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

Subordination

     The Indenture provides that payment of the principal of, pre-mium, if any, and interest on Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Com-pany as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, Junior Subordinated Debentures may be made if pay-ment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment is made on Junior Subordinated Debentures. Subject to the payment in full of all Senior Indebted-ness, the rights of the holders of Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebted-ness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on Junior Subordinated Deben-tures are paid in full. (Sections 14.01 to 14.04).

     The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed;

          (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any man-ner by the Company or in effect guaranteed by the Company; and

          (c) all installment purchase agreements entered into by the Company in connection with revenue bonds issued by an agency or political subdivision of a state of the United
     States of America;

          (d) all renewals, extensions or refundings of indebted-ness of the kinds described in either of the preceding clauses
     (a), (b) and (c);


unless, in the case of any particular indebtedness, renewal, exten-sion or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination pro-visions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.01 and 14.08).

     The Indenture does not limit the aggregate amount of Senior
Indebtedness that may be issued.  As of December 31, 1997, Senior
Indebtedness of the Company aggregated approximately $954,600,000.

Covenant of the Company

     The Company will not declare or pay any dividend on, or pur-chase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect thereto, if at such time (i) an Event of Default under the Indenture has occurred and is continuing or (ii) the Company has given notice of its selection of an Extension Period and such period, or any extension thereof, is continuing.

Form, Exchange, Registration and Transfer

     The New Junior Subordinated Debentures initially will be issued in registered form and will be represented by a global debenture (the "Global Debenture"). See "Book-Entry Debentures" herein. If not represented by one or more global debentures, New Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar, without ser-vice charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Debenture Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Debenture Registrar with respect to New Junior Subordinated Deben-tures. (Section 2.05).

     The Company shall not be required to (i) issue, register the transfer of or exchange any New Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Junior Subordinated Debentures and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any New Junior Subordinated Debentures or portions thereof called for redemption. (Section 2.05).

Payment and Paying Agents

     Payment of principal of and premium (if any) on any New Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such New Junior Subordinated Debenture. Principal of and any premium and interest on New Junior Subordinated Deben-tures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such New Junior Subordinated Debentures. See "Principal Amount, Interest and Maturity" herein.

     The Trustee will act as Paying Agent with respect to New Junior Subordinated Debentures. The Company may at any time desig-nate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

     All moneys paid by the Company to a Paying Agent for the pay-ment of the principal of or premium or interest, if any, on any New Junior Subordinated Debenture that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Junior Subordi-nated Debenture will thereafter look only to the Company for payment thereof. (Section 11.04).

Book-Entry Debentures

     Except under the circumstances described below, the New Junior Subordinated Debentures will be issued in whole or in part in the form of a Global Debenture that will be deposited with, or on be-half of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

     Book-Entry Debentures represented by a Global Debenture will not be exchangeable for Certificated Debentures and, except under the circumstances described below, will not otherwise be issuable as Certificated Debentures.

     So long as the Depository, or its nominee, is the registered owner of a Global Debenture, such Depository or such nominee, as the case may be, will be considered the sole owner of the indi-vidual Book-Entry Debentures represented by such Global Debenture for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Deben-tures represented by a Global Debenture will be made to the Deposi-tory or its nominee, as the case may be, as the Owner of such Global Debenture. Except as set forth below, owners of beneficial interests in a Global Debenture will not be entitled to have any of the individual Book-Entry Debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Deben-tures and will not be considered the Owners thereof under the Indenture, including, without limitation, for purposes of consen-ting to any amendment thereof or supplement thereto.


     If the Depository is at any time unwilling or unable to con-tinue as depository and a successor depository is not appointed, the Company will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any New Junior Subordinated Debentures represented by the Global Debenture and, in such event, will issue individual Certificated Debentures in ex-change for the Global Debenture representing the corresponding Book-Entry Debentures. In any such instance, an owner of a Book-Entry Debenture represented by a Global Debenture will be entitled to physical delivery of individual Certificated Debentures equal in principal amount to such Book-Entry Debenture and to have such Certificated Debentures registered in his or her name. Individual Certificated Debentures so issued will be issued as registered Debentures in denominations of $25 and integral multiples thereof.

     DTC has confirmed to the Company and the Underwriters the following information:

          1. DTC will act as securities depository for the Global Debenture. The New Junior Subordinated Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Debenture will be issued for the series of New Junior Subordinated Debentures, in the aggregate principal amount of such series, and will be deposited with DTC.

          2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
     Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Partici-pants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organiza-tions. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the SEC.

          3. Purchases of New Junior Subordinated Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each New Junior Sub-ordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the trans-action, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Benefi-cial Owner entered into the transaction. Transfers of owner-ship interests in the New Junior Subordinated Debentures are to be accomplished by entries made on the books of Partici-pants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their owner-ship interests in New Junior Subordinated Debentures, except in the event that use of the book-entry system for the New Junior Subordinated Debentures is discontinued.

          4. To facilitate subsequent transfers, all New Junior Subordinated Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Junior Subordinated Deben-tures; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Junior Subordinated Debentures are credited, which may or may not be the Benefi-cial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Partici-pants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory require-ments as may be in effect from time to time.

          6. Redemption notices shall be sent to Cede & Co. If less than all of the New Junior Subordinated Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          7. Neither DTC nor Cede & Co. will consent or vote with respect to the New Junior Subordinated Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Junior Subordi-nated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          8. Principal and interest payments on the New Junior Subordinated Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Pay-ments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsi-bility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory require-ments as may be in effect from time to time. Payment of prin-cipal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disburse-ment of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          9. DTC may discontinue providing its services as securities depository with respect to the New Junior Subordi-nated Debentures at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Debentures are required to be printed and delivered.

          10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Deben-tures will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accu-racy thereof.

None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Debenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Junior Subordinated Debentures of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the prin-cipal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordi-nated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02).

     In addition, the Company and the Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01).

Events of Default

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subor-dinated Debentures:

          (a) failure for 10 days to pay interest on Junior Sub-ordinated Debentures of that series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) failure to pay principal or premium, if any, on Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make payment required by any sinking or analogous fund with respect to that series; or

          (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures of that series; or

          (d) certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 6.01).

     The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

     The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any pro-ceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obliga-tion to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Junior Subordinated Debentures, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

     The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Junior Subordinated Debentures of such series. (Section 6.06). The Com-pany is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the condi-tions and covenants under the Indenture. (Section 5.03(d)).

Consolidation, Merger and Sale

     The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restruc-turing transactions, provided that the successor corporation as-sumes due and punctual payment of principal or premium, if any, and interest on the Junior Subordinated Debentures. (Section 10.01).

Defeasance and Discharge

     Under the terms of the Indenture, the Company will be dis-charged from any and all obligations in respect of the New Junior Subordinated Debentures (except in each case for certain obliga-tions to register the transfer or exchange of New Junior Subordi-nated Debentures, replace stolen, lost or mutilated New Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, moneys or Governmental Obligations (as defined in the Inden-ture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, New Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of the New Junior Subordinated Deben-tures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the New Junior Subordi-nated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred. (Section 11.01).

Governing Law

     The Indenture and New Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

Concerning the Trustee

     AEP System companies, including the Company, utilize or may utilize some of the banking services offered by The First National Bank of Chicago in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.


      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Simpson Thacher & Bartlett, tax counsel to the Company, the following summary accurately describes the United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of New Junior Subordinated Debentures as of the date hereof. It deals only with New Junior Subordinated Debentures held by initial purchasers who have purchased New Junior Subordinated Debentures at the initial offering price thereof and who hold such New Junior Subordinated Debentures as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, real estate investment trusts, regulated investment companies, tax-exempt investors, persons holding New Junior Subordinated Debentures as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of New Junior Subordinated Debentures should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

     As used herein, a "United States Holder" of a New Junior Subordinated Debenture means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

Interest Income and Original Issue Discount

     The Company believes that, under the applicable Treasury regulations, the New Junior Subordinated Debentures will not be treated as issued with "original issue discount" ("OID") within the meaning of section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on a New Junior Subordinated Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     If, however, the Company exercises its right to defer payments of interest on the New Junior Subordinated Debentures, the New Junior Subordinated Debentures will become OID instruments at such time and all United States Holders of the New Junior Subordinated Debentures will be required to accrue the stated interest on the New Junior Subordinated Debentures on a daily economic accrual basis (using the constant yield-to-maturity method of accrual described in section 1272 of the Code) during the Extension Period even though the Company will not pay such interest until the end of the Extension Period, and even though some United States Holders may use the cash method of tax accounting. Moreover, thereafter the New Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of an Extension Period, all United States Holders would be required to continue to include the stated interest on the New Junior Subordinated Debentures (and any de minimis OID) in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a United States Holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the New Junior Subordinated Debentures, and actual cash payments of interest payments on the New Junior Subordinated Debentures would not be reported separately as taxable income.

     The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service ("IRS"), and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the New Junior Subordinated Debentures was OID regardless of whether the Company exercises its option to defer payments of interest on such debentures, all United States Holders of New Junior Subordinated Debentures would be required to include such stated interest in income on a daily economic accrual basis as described above.


Sale, Exchange and Retirement of New Junior Subordinated Debentures

     Upon the sale, exchange or retirement of a New Junior Subordinated Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such United States Holder's New Junior Subordinated Debentures that such United States Holder has not included in income previously) and the adjusted tax basis of the New Junior Subordinated Debenture. A United States Holder's tax basis in a New Junior Subordinated Debenture will, in general, be the United States Holder's cost therefor, increased by any OID previously included in income by the United States Holder and reduced by any cash payments in respect of such accrued OID on the New Junior Subordinated Debenture. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the New Junior Subordinated Debenture has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. United States Holders should consult their own tax advisors regarding the capital gains rates applicable to them. The deductibility of capital losses is subject to limitations.

Non-United States Holders

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a New Junior Subordinated Debenture owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on a New Junior Subordinated Debenture is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a United States person, citizen or resident and provides its name and address or (z) a financial institution holding the New Junior Subordinated Debentures on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a New Junior Subordinated Debenture; and

          (c) a New Junior Subordinated Debenture beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such debenture would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on New Junior Subordinated Debentures and to the proceeds of sale of a New Junior Subordinated Debenture made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in
(a)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     Payments of the proceeds from the sale by a Non-United States Holder of a New Junior Subordinated Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Payments of proceeds from the sale of a New Junior Subordinated Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U. S.
federal income tax liability provided the required information is furnished to the IRS.

New Withholding Regulations

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


                         LEGAL OPINIONS

     Opinions with respect to the legality of New Junior Subordi-nated Debentures will be rendered by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, LLP, 1301 Avenue of the Americas, New York, New York, counsel for the Underwriters. Additional legal opinions in connection with the offering of New Junior Subordinated Debentures may be given by Thomas G. Berkemeyer or Ann B. Graf, counsel for the Company. Mr. Berkemeyer is Assistant General Counsel, and Ms. Graf is a Senior Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company in connection with certain matters.

     Statements as to United States taxation in the Prospectus under the caption, "Certain United States Federal Income Tax Consequences" have been passed upon for the Company by Simpson Thacher & Bartlett, counsel to the Company, and are stated herein on their authority.


                             EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                          UNDERWRITING

     Subject to the terms and conditions set forth in the Under-writing Agreement, the Company has agreed to sell to each of the Underwriters named below ("Underwriters"), and each of the Under-writers has severally agreed to purchase the number of New Junior Subordinated Debentures set forth opposite its name below:

                                                       Principal
                                                       Amount of
                                                      New Junior
                                                     Subordinated
Underwriters                                          Debentures

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated . . . . . . . . . . . . . .  $
Morgan Stanley & Co. Incorporated. . . . . . . . . .
Smith Barney Inc.. . . . . . . . . . . . . . . . . .

                     Total . . . . . . . . . . . . . $125,000,000

     The Underwriters are committed to take and pay for all of the New Junior Subordinated Debentures, if any are taken. The Under-writing Agreement provides that under certain circumstances involving a default of Underwriters, less than all of the New
Junior Subordinated Debentures may be purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the New Junior Subordinated Debentures to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of ______% of the principal amount of the New Junior Subordinated Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of ______% of the principal amount of the New Junior Subordinated Debentures to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed.

     The New Junior Subordinated Debentures are a new issue of securities with no established trading market. While the Company intends to list the New Junior Subordinated Debentures on the New York Stock Exchange, there can be no assurance that an active market for the New Junior Subordinated Debentures will develop or be sustained in the future on such Exchange. Listing will depend upon satisfaction of such Exchange's listing requirements with respect to the New Junior Subordinated Debentures. The Company has been advised by the Underwriters that they intend to make a market in the New Junior Subordinated Debentures, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Junior Subordinated Debentures.

     The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.




     In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the New Junior Subordinated Debentures at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing New Junior Subordinated Debentures to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce the short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the New Junior Subordinated Debentures. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

     The Underwriters, and certain affiliates thereof, engage in transactions with, and from time to time have performed services for, the Company and its affiliates in the ordinary course of business.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission Filing Fees. . . . . $ 14,750
 Printing Registration Statement, Prospectus, etc. . . .$ 30,000
Independent Auditors' Fees. . . . . . . . . . . . . . . $ 15,000
Charges of Trustee (including counsel fees) . . . . . . $  4,500
Legal Fees of Counsel . . . . . . . . . . . . . . . . . $ 45,000
Rating Agency Fees. . . . . . . . . . . . . . . . . . . $ 45,000
Miscellaneous Expenses. . . . . . . . . . . . . . . . . $ 20,000

          Total . . . . . . . . . . . . . . . . . . . . $174,250

*Estimated, except for filing fees.


Item 15.  Indemnification of Directors and Officers.

     Section 23-1-37-8 of the Indiana Code provides that an Indiana corporation may indemnify an individual made a party to a pro-ceeding because the individual is or was a director if (i) the individual's conduct was in good faith, (ii) the individual reason-ably believed that, in the case of conduct in the individual's official capacity with the corporation, his or her conduct was in the best interests of the corporation and, in all other cases, his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of a criminal proceeding, that the director either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the required standard of conduct. Section 23-1-37-9 re-quires a corporation, unless limited by its articles of incorpora-tion, to indemnify a director who has been wholly successful in the defense of a proceeding against reasonable expenses (including counsel fees) so incurred. Section 23-1-37-10 authorizes a corpo-ration to pay for or reimburse the reasonable expenses (including counsel fees) incurred by a director in advance of final disposi-tion of a proceeding upon: (1) a determination that, in light of the facts then known, indemnification is permissible; (2) receipt by the corporation of a written affirmation by the director of his or her good faith belief that the required standard of conduct has been met; and (3) receipt by the corporation of a written under-taking by the director to repay any such advance if it is ultimate-ly determined that the director did not meet the required standard of conduct.


     Pursuant to Section 23-1-37-11, a director may apply for indemnification to a court of competent jurisdiction. Pursuant to
Section 23-1-37-13, an officer is entitled to mandatory indemnifi-cation under Section 23-1-37-9 and to apply for court-ordered indemnification under Section 23-1-37-11 to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Pursuant to Section 23-1-37-14, a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, whether or not the corporation would have power by statute to indemnify the individual against the same liability. Section 23-1-37-15 provides that the statutory provisions do not exclude any other rights to indemnification and advance for expenses that a person may otherwise have. The by-laws of the Company provide for the indemnification of directors and officers of the Company to the full extent permitted by the Indiana Code.

     The above is a general summary of certain provisions of the Company's by-laws and of the Indiana Code and is subject in all respects to the specific and detailed provisions of the Company's by-laws and the Indiana Code.

     Reference is made to the Underwriting Agreement, filed as
Exhibit 1 hereto, which provides for indemnification, under certain circumstances, of the Company, certain of its directors and officers, and persons who control the Company.

     The Company maintains insurance policies insuring its direc-tors and officers against certain obligations that may be incurred by them.


Item 16.  Exhibits.

     Reference is made to the information contained in the Exhibit Index filed as a part of this Registration Statement.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the regis-trant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incor-porated by reference in this registration statement shall be deemed to be a new registration statement relating to the New Junior Subordinated Debentures, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Indiana, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or control-ling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the New Junior Subordinated Debentures, the registrant will, unless in the opinion of its counsel the matter has been settled by con-trolling precedent, submit to a court of appropriate jurisdic-tion the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 9th day of April, 1998.

                                   INDIANA MICHIGAN POWER COMPANY

                                   /s/ E. Linn Draper, Jr.*
                                   Chairman of the Board and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature              Title               Date

(i)   Principal Executive
        Officer              Chairman of the
                             Board and Chief
      E. Linn Draper, Jr.*  Executive Officer     April 9, 1998

(ii)  Principal Financial
        Officer:

      G. P. Maloney*         Vice President       April 9, 1998

(iii) Principal Accounting
        Officer:

      P. J. DeMaria*           Controller         April 9, 1998

(iv)  A Majority of the
        Directors:

      K. G. Boyd*
      C. R. Boyle, III*
      G. A. Clark*
      P. J. DeMaria*
      E. Linn Draper, Jr.*
      Wm. J. Lhota*
      G. P. Maloney*
      James J. Markowsky*
      D. B. Synowiec*                             April 9, 1998
      J. H. Vipperman*
      W. E. Walters*
      E. H. Wittkamper*

*By /s/ Armando A. Pena
(Armando A. Pena, Attorney-in-Fact)


                          EXHIBIT INDEX


      Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sections 201.24 and 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.                        Description

    *1     -   Copy of proposed form of Underwriting Agreement for
               the New Junior Subordinated Debentures.

   *4(a)   -   Copy of Indenture, dated as of March 1, 1996,
               between the Company and The First National Bank of
               Chicago, as Trustee, for Junior Subordinated
               Debentures.

   *4(b)   -   Copy of First Supplemental Indenture, dated as of
               March 1, 1996, between the Company and The First
               National Bank of Chicago, as Trustee, providing for the issuance of $40,000,000 principal amount of 8%
               Junior Subordinated Debentures, due 2026.

   *4(c)   -   Copy of form of Supplemental Indenture to be
               entered into between the Company and The First
               National Bank of Chicago, as Trustee, for New
               Junior Subordinated Debentures.

    *5     -   Opinion of Simpson Thacher & Bartlett as to the
               legality of New Junior Subordinated Debentures.

    *8     -   Tax opinion of Simpson Thacher & Bartlett.

    12     -   Statement re: Computation of Ratios [Annual Report
               on Form 10-K of the Company for the period ended
               December 31, 1997, File No. 1-3570, Exhibit 12].

  *23(a)   -   Consent of Deloitte & Touche LLP.

   23(b)   -   Consent of Simpson Thacher & Bartlett (included in
               Exhibits 5&8).

    *24    -   Powers of Attorney and resolutions of the Board of
               Directors of the Company.

    *25    -   Form T-1 re: Eligibility of The First National Bank
               of Chicago.